EXHIBIT 11.1           CALCULATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)


                                                            Three Months Ended         Nine Months Ended
                                                                September 30,            September 30,
                                                          ----------------------      ----------------------
                                                            1997          1996          1997          1996
                                                          --------      --------      --------      --------
Net loss                                                  $ (1,381)     $   (633)     $ (3,593)     $   (527)
                                                          ========      ========      ========      ========
Weighted average shares of common stock outstanding         10,843        10,677        10,800         5,812

Net effect of dilutive stock options and warrants
  using the treasury stock method                               --            --            --            --

Shares related to staff accounting bulletin topic 4D:
    Stock options                                               --            --            --           107
    Preferred stock (1)                                         --            --            --           382
                                                          --------      --------      --------      --------
Shares used in calculating net loss per share               10,843        10,677        10,800         6,301
                                                          ========      ========      ========      ========
Net loss per share                                        $  (0.17)     $  (0.06)     $  (0.33)     $  (0.08)
                                                          ========      ========      ========      ========
Calculation of shares outstanding for computing pro
  forma net loss per share:
         Shares used in computing net loss per share                      10,677                       6,301
         Adjusted to reflect the effect of the
            assumed conversion of preferred stock
            from the date of issuance (2)                                     --                       3,033
                                                                        --------                    --------
Shares used in computing pro forma net loss per share                     10,677                       9,334
                                                                        ========                    ========
Pro forma net loss per share                                            $  (0.06)                   $  (0.06)
                                                                        ========                    ========

------------
(1)  Series D and E shares (2) Series A, B and C shares

(2)  Series  A, B, and C, shares


                                      -14-